Calculation of Filing Fee Tables
S-3
Carnival Corp Ltd.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Shares of Carnival Corporation Ltd.	457(r)				0.0001381
Fees to be Paid	2	Equity	Preference Shares of Carnival Corporation Ltd.	457(r)				0.0001381
Fees to be Paid	3	Debt	Debt Securities of Carnival Corporation Ltd. (the "Debt Securities")	457(r)				0.0001381
Fees to be Paid	4	Other	Warrants of Carnival Corporation Ltd.	457(r)				0.0001381
Fees to be Paid	5	Other	Purchase Contracts of Carnival Corporation Ltd.	457(r)				0.0001381
Fees to be Paid	6	Other	Units of Carnival Corporation Ltd.	457(r)				0.0001381
Fees to be Paid	7	Other	Guarantees of Debt Securities	Other				0.0001381	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, Carnival Corporation Ltd. hereby defers payment of the registration fee required in connection with this registration statement. An indeterminate aggregate initial offering price or number of debt securities, common shares, preference shares, warrants, purchase contracts and units of Carnival Corporation Ltd. (including an indeterminate number of common shares and preference shares as may from time to time be issued upon conversion or exchange of debt securities or preference shares, or upon the exercise of warrants or purchase contracts, as the case may be) and an indeterminate number of guarantees of Carnival UK Ltd. are being registered as may from time to time be issued at currently indeterminable prices. Securities registered hereunder may be sold separately or together with other securities registered hereunder. The proposed maximum initial offering prices per security will be determined, from time to time, by Carnival Corporation Ltd. Prices, when determined, may be in U.S. dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. If any debt securities or preference shares are issued at an original issue discount, then the amount registered will include the principal or liquidation amount of such securities measured by the initial offering price thereof.

[2]	See Offering Note 1.

[3]	See Offering Note 1.

[4]	See Offering Note 1.

[5]	See Offering Note 1.

[6]	See Offering Note 1.

[7]	Carnival UK Ltd. may guarantee the Debt Securities. No separate consideration will be received for the guarantees, if applicable.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date